Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is dated as of the 19th day of December, 2012, between Omni Bio Pharmaceutical, Inc., 5350 S. Roslyn, Suite 430, Greenwood Village, CO (the “Employer”) and Bruce E. Schneider, PhD, 112 Shandon Place, Malvern, PA 19355 (the “Executive”).

RECITALS

A.           The Employer is a biopharmaceutical company exploring new methods of use of Alpha-1 antitrypsin (“AAT”) and Fc-AAT (the “Business”).

B.           The Employer desires to employ the Executive as its Chief Executive Officer under the terms and conditions below set forth.  The Executive desires to be so employed upon the terms and conditions below set forth.

E.           The Executive acknowledges that his receipt of benefits under this Agreement depends on, among other things, the Executive’s willingness to agree to and abide by the Confidentiality and Covenants Not to Compete or Solicit provisions in Sections 8 and 9 below.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and the mutual undertakings contained herein, it is agreed as follows:

1.             Term.

(a)           Subject to the terms of this Agreement, this Agreement shall commence on January 1, 2013 and shall terminate on the earlier of December 31, 2013 (the “Term”), the Executive’s death or legally-determined disability, or the termination of this Agreement in accord with the provisions contained in Section 6 below (the “Termination Date”).  The Agreement may be renewed on an annual basis upon mutual written agreement of Employer and Executive.

2.             Title.  The Employer agrees to employ the Executive as its Chief Executive Officer and the Executive accepts such employment.

3.             Duties.

(a)           The Executive shall render all services of the nature of the services that a Chief Executive Officer would render to a company in the biopharmaceutical industry.

(b)           During the Term of this Agreement, the Executive shall devote his full time, energy, skill and best efforts to promote the Employer’s Business and affairs and to perform his duties hereunder.

(c)           The Executive shall report directly to the Board of Directors of the Employer.

4.             Compensation.

(a)           Commencing on January 1, 2013, and continuing during the Term of this Agreement, the Employer shall pay to the Executive for the loyal and consistent services provided to it hereunder a salary of $15,000 per month.

(b)           The Executive will be eligible for the following cash bonus payments during the Term of this Agreement:

(i)      $50,000 upon the Employer obtaining regulatory authorization to conduct its first human tests of Fc-AAT in any geography; and

(ii)     The greater of $25,000 or 2% of net cash proceeds from any “plasma-derived” AAT IP licensing arrangement entered into by the Employer.

(c)           The Executive shall also receive time vesting warrants with a seven year term to purchase 1,500,000 shares of Employer common stock with an exercise price equal to the closing price of the common stock on the date of hereof.  Fifty percent (50%) of such warrants will vest on January 1, 2013 and the remaining fifty percent (50%) on June 30, 2013 contingent upon Executive’s continued employment with the Employer on each vesting date.  The Executive will also receive performance vesting warrants with a seven year term to purchase 1,500,000 shares of Employer common stock with an exercise price equal to the lower of $1.00 or the market price of the common stock on the date of the milestone achievement. Such warrants will vest upon the achievement of the milestones listed in Exhibit A contingent upon Executive’s continued employment with the Employer on each milestone date.

(d)           Executive will be eligible to receive a change in control bonus (the “Change in Control Bonus”) in connection with the occurrence of a Liquidity Event (as defined in Exhibit B) on the terms set forth on Exhibit B, so long as Executive has been continuously employed by the Employer through the effective date of the Liquidity Event.

(e)           The Employer will reimburse the Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by the Executive in the performance of the Executive’s duties and responsibilities to the Employer during the Executive’s employment under this Agreement.  Employer shall also reimburse Executive reasonable commuting expenses for travel from the Executive’s primary residence to the Employer’s headquarters. Such reimbursement shall be subject to the Employer’s normal policies and procedures for expense verification, documentation, and reimbursement.

5.             D&O Insurance.  In the event that (a) this Agreement is terminated for other than “Cause” (as defined in Section 6(a) below) or (b) the Employer ceases to have a directors and officers liability insurance policy in force, Employer shall purchase a directors and officers liability insurance “tail” policy with a six year term for the benefit of Executive, effective upon the earlier of (a) or (b) as described above in this Section 5.

6.             Termination.

(a)           This Agreement may be terminated by either party for any reason or no reason upon thirty (30) days’ advance written notice of termination from one party to the other.  This Agreement may also be terminated by the Employer for Cause immediately upon written notice to the Executive.  The term “Cause”, as used herein means any willful misconduct,  gross negligence, breach of Executive’s obligations under Sections 8 or 9, or the commission of any felony or dishonest act, including, without limitation, any fraud against the Employer, any of the affiliates, clients or customers of the Employer.

 (b)           If the Executive’s employment with the Employer is terminated by the Employer without Cause and the Termination Date is prior to the expiration of the Term, then the Employer will, subject to the conditions in Section 6(d), pay to Executive as severance pay an amount equal to his then current monthly base salary, commencing in accordance with Section 6(c), for the remainder of the Term. Notwithstanding anything herein to the contrary, in no event will the severance pay available to the Executive under this Section 6(b) exceed the amount payable under Treas. Reg. Section 1.409A-1(b)(9)(iii).

(c)           Severance pay pursuant to Section 6(b) will be paid to the Executive in equal installments in accordance with the Employer’s regular payroll schedule, less all legally required and authorized deductions and withholdings, commencing on the first normal payroll date of the Employer following the expiration of the applicable rescission periods provided by law applicable to the release specified in Section 6(d) below and continuing for the applicable period thereafter; provided, however, that if the Termination Date occurs before December 31 of any year, any severance amounts that remain payable under Section 6(b) after the last normal payroll date before March 15 of the following year shall be payable in a lump sum on March 15 of that following year, less all legally required and authorized deductions and withholdings, and that if such rescission periods have not then expired, the severance pay pursuant to Section 6(b) will be forfeited and not paid to the Executive.  Notwithstanding the foregoing, the Employer’s obligations to make severance payments pursuant to this Section 6 shall cease to be effective upon the date that the Executive accepts employment with another employer.  The Executive shall notify the Employer promptly upon his acceptance of such employment.

(d)           Notwithstanding the foregoing provisions of this Section 6, the Employer will not be obligated to make any payments under Section 6 hereof unless (i) the Executive, if reasonably requested by the Board of Directors of the Employer and for no additional consideration, completes such transitional duties as the Board of Directors may assign; (ii) the Executive signs a release of claims in favor of the Employer and its affiliates (substantially in a form to be prescribed by the Board of Directors) on or before expiration of the applicable consideration period specified therein, if any, and all applicable consideration and rescission periods provided by law have expired; and (iii) the Executive is in strict compliance with the terms of this Agreement and any other agreements with the Employer that survive the termination of the Executive’s employment.

7.             Return of Documents.  On termination of this Agreement, or at any time upon the request of the Chief Executive Officer, the Executive shall return to the Employer all documents, including all copies thereof, and all other property relating to the business or affairs of the Employer, including, without limitation, customer lists, agents or representatives lists, commission schedules and information manuals, letters, materials, reports, lists and records (all such documents and other property being hereinafter referred to collectively as the “Materials”), in his possession or control, no matter from whom or in what manner he may have acquired such property.  The Executive acknowledges and agrees that all of the Materials are property of the Employer and releases all claims of right of ownership thereto.

8.             Confidentiality. As a condition of Executive’s employment with Employer, Executive will sign the Confidentiality and Inventions Assignment Agreement attached hereto as Exhibit C.

9.             Covenants Not to Compete or Solicit.

(a)           Executive agrees that during the Term of this Agreement and for one (1) year thereafter, he will not, directly or indirectly (whether as sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent) compete with, or participate in any business that competes with, the Employer’s Business, as then conducted, anywhere in the world; provided that the Executive may invest in (i) the securities of any business or enterprise (but without otherwise participating in the activities of such business or enterprise) which are listed on a national or regional securities exchange or traded in the over-the-counter market, and (ii) equity interests of the Employer.

(b)           Executive undertakes that during the Term of this Agreement and for one (1) year thereafter he will not, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), do any of the following:  (i) hire, or attempt to hire for employment, any person who is an employee of the Employer on the date of such termination of employment, or attempt to influence any such person to terminate his or her employment by the Employer; or (ii) in any other manner interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Employer and any of its employees, or disparage the business or reputation of the Employer to any such person.

(c)           Executive undertakes that during the Term of this Agreement and for one (1) year thereafter he will not, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), do any of the following:  (i) solicit, service or accept any actual or prospective accounts, clients, business partners or customers of the Employer during the period of the Executive’s employment by the Employer; (ii) influence or attempt to influence any of the accounts, customers, business partners or clients referred to in Subsection 9(c)(i) to transfer their business, relationship or patronage from the Employer to any other person or company engaged in a similar business; (iii) directly assist any person or company soliciting, servicing or accepting any of the accounts, customers, partners or clients referred to in Subsection 9(c)(i); or (iv) in any other manner directly interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Employer and any of its accounts, customers, business partners or clients referred to in Subsection 9(c)(i), or any other person, or disparage the business or reputation of the Employer to any such person.

(d)           Executive will not make any statement or remark to any person or entity that defames or disparages the reputation, character, image, products, or services of Employer, or the reputation or character of Employer’s employees, officers or directors. Employer, its employees, officers and directors will not make any statement or remark to any person or entity that defames or disparages the reputation, character, image, products, or services of Executive.

10.           Enforcement of Covenants.

The parties acknowledge and agree that the covenants contained in Sections 8 and 9 are essential elements of this Agreement that are required for the protection of the Employer’s confidential, proprietary and trade secret information, its relationships with its clients and customers and its goodwill, and that, but for the agreements of the Executive to comply with such covenants, the Employer would not have entered into this Agreement. The parties further acknowledge and agree that a breach by the Executive of the covenants contained in Sections 8 and 9 may result in irreparable injury to the Employer for which there is no adequate remedy at law and that the Employer shall be entitled to seek enforcement of the same by means of a temporary restraining order and/or a preliminary or permanent injunction issued by any court having jurisdiction thereof.  In the event that the Executive breaches any of the covenants contained in Sections 8 and 9, the Employer shall be entitled to an accounting and repayment of all profits, commissions and benefits the Executive receives in connection with such breach.  The Executive agrees to indemnify and hold harmless the Employer against all of its costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the enforcement of the covenants contained in Sections 8 and 9, except, with respect to the enforcement of any such covenant by the Employer, to the extent that the Employer is the prevailing party in any action or proceeding commenced by the Employer in connection therewith.  The covenants contained in Sections 8 and 9 shall survive the termination of this Agreement.  The remedies provided in this Section 10 shall be in addition to, and not in lieu of, any other remedies and relief including damages to which the Employer may be entitled.

11.           Employer’s Inventions.  The Executive hereby sells, transfers and assigns to the Employer or to any person, or entity designated by the Employer, all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, or in whole or in part, during the term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, manufactured, used or under construction or development by the Employer or any subsidiary or (ii) otherwise relate to or pertain to the business, functions or operations of the Employer or any subsidiary.  The Executive shall communicate promptly and disclose to the Employer, in such form as the Employer requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Employer such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Employer or any person or entity designated by the Employer to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon.  Any invention by the Executive within one (1) year following the termination of this Agreement shall be deemed to fall within the provisions of this Section 11 unless proved by the Executive to have been first conceived and made following such termination.  This provision shall not apply to any ideas, skills, methods or knowledge that the Executive possesses prior to the term of Employment.

12.           Blue-Pencil.  If a court of competent jurisdiction shall at any time deem the terms of any of the covenants and undertakings of the Executive under Sections 8 and 9 herein too broad, the court shall modify the offending provisions to make such provisions enforceable to the maximum extent permitted by law and the other provisions of those Sections 8 and 9 shall nevertheless stand.  The court in each case shall reduce the period of restriction to a permissible duration and shall modify any other provision deemed overly broad so that it is enforceable to the maximum extent permitted by law.

13.           Notices.  Unless otherwise specifically provided herein, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid at the following addresses, and/or to such other addresses and/or persons which either party may designate by like notice:

(a)           If to the Executive, to:

Bruce E. Schneider, PhD
112 Shandon Place
Malvern, PA  19355

(b)           If to the Employer, to:

Attn: Chairperson of the Board
Omni Bio Pharmaceutical, Inc.
5350 S. Roslyn, Suite 430
Greenwood Village, CO 80111

With a copy to:

Jason Day, Esq.
Perkins Coie, LLP
1900 16th Street, Suite 1400
Denver, CO 80202

14.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado without regard to conflict of law provisions.  Any disputes with respect to the interpretation of this Agreement or the rights and obligations of the parties hereto shall be exclusively brought in any federal or state court of competent jurisdiction located in the State of Colorado.  Each of the parties waives any right to object to the jurisdiction or venue of such courts or to claim that such courts are an inconvenient forum.

15.           Additional Provisions.

(a)           The Executive may not assign or delegate the performance of any of his rights and/or obligations under this Agreement.  The Employer may assign its rights and/or obligations under this Agreement.

(b)           This Agreement constitutes the entire agreement, representation and understanding of the parties hereto with respect to the subject matter hereof, and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the parties hereto.

(c)           No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

(d)           Executive acknowledges that prior to the execution of this Agreement he had full opportunity to consult with his independent attorneys and advisors as he deemed appropriate and he fully understands the nature and scope of his rights and obligations hereunder.

(e)           The Employer may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Employer shall determine are required to be withheld pursuant to any applicable law or regulation.

(f)           The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement comply with the deferral, payout and other limitations and restrictions imposed under Section 409A.  If either party believes, at any time, that any payments and other benefits under this is not so exempt or does not so comply, such party will promptly advise the other party and they each will negotiate reasonably to amend the terms of this Agreement such that it is exempt or complies with the most limited possible economic effect on the parties or to mitigate any additional tax or interest (or both) that may apply under Section 409A if exemption or compliance is not practicable.  With respect to any payments and benefits under this Agreement to which Section 409A applies, all references in this Agreement to the termination of the Executive’s employment are intended to mean the Executive’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i).  Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from the Executive or any other individual to the Employer or any of its affiliates.

(g)           If any provision of this Agreement is invalid or unenforceable in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, but the foregoing shall not render invalid or unenforceable in such jurisdiction the remainder of this Agreement or the remainder of such provision or affect the validity or unenforceability of any provision of this Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on the date first above written.

OMNI BIO PHARMACEUTICAL, INC.

/s/ Vicki Barone
By: Vicki Barone
Its: Chairperson

Bruce E. Schneider

/s/ Bruce E. Schneider
Bruce E. Schneider

Exhibit A

Milestones

•	300,000 warrants vest upon first licensing of plasma derived IP to one or more manufacturers
•	100,000 warrants vest upon filing of Fc:AAT patents in US and PCT countries
•	100,000 warrants vest upon selection of Fc:AAT development candidate and qualified assay for testing/release of drug product
•	100,000 warrants vest upon production of lab-scale drug quantities sufficient to enable confirmatory pharmacology studies and 2-week tox studies in two species
•	300,000 warrants vest upon completion of GMP drug product campaign sufficient to enable definitive tox program and first clinical studies
•	100,000 warrants vest upon completion of IND-enabling tox studies
•	500,000 warrants vest upon submission and acceptance of IND to enable first human studies

Exhibit B

Change in Control Bonus

Bonus Calculation and Payment. The Change in Control Bonus amount payable to you in connection with the occurrence of a Liquidity Event (defined below) will be equal to the Net Proceeds (defined below) multiplied by the Applicable Percentage (defined below). Subject to the paragraph below dealing with escrows and hold-backs, any Change in Control Bonus payable hereunder will be paid to you in a single lump sum payment as soon as administratively practicable after the occurrence of the Liquidity Event giving rise to such payment, but in no event later than the 15th day of the third calendar month after the close of the calendar year in which the Liquidity Event occurred. Payment of any Change in Control Bonus hereunder will be made from the general assets of the Employer.

Definitions. The following definitions will apply for purposes of the Change in Control Bonus.

(a)	“Applicable Percentage” means the percentage specified in the table below corresponding to the amount of Net Proceeds received in connection with a Liquidity Event:

Applicable
Percentage	Net Proceeds
2.0%	Less than $200 million
3.0%	Equal to or greater than $200 million

(b)	“Liquidity Event” means the consummation of:

(1)
the sale (including in one or a series of related transactions) of all or substantially all of the Employer’s consolidated assets to a person or a group of persons acting in concert (other than a person or group affiliated with the Employer);

(2)
the sale or transfer (including in one or a series of related transactions) to a person or a group of persons acting in concert (other than a person or group affiliated with the Employer) of Employer equity securities representing more than 50% of the combined voting power of the Employer’s then outstanding equity securities entitled to vote generally in the election of directors;

(3)
the merger or consolidation of the Employer with or into another entity, unless immediately following such transaction, all or substantially all of the persons who were the beneficial owners of the Employer’s outstanding voting securities immediately before the transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities (or comparable equity interests) of the surviving or resulting entity (or its parent entity); or

(4)
the sale (including in one or a series of related transactions) of the Employer’s intellectual property related to the use of the FDA approved drug Alpha-1 Antitrypsin to a person or a group of persons acting in concert (other than a person or group affiliated with the Employer). Net Proceeds will be aggregated over any series of applicable transactions, and any difference due to an increase in the Applicable Percentage as a result of such aggregation will be paid in connection with the most recent transaction.

(d)
“Net Proceeds” means the fair market value, as of the date of the Liquidity Event and as determined in good faith by the Board of Directors of the Employer, of the aggregate consideration (whether cash, notes, stock or other securities) actually received by the Employer or its stockholders as a result of the Liquidity Event, less all transaction fees and expenses incurred by the Employer in connection with such Liquidity Event, including legal, accounting and investment banking fees.

Escrow or Hold-Back. Notwithstanding the foregoing, if any portion of the proceeds from a Liquidity Event are deposited into an escrow account (whether established by the Employer or any purchaser or acquirer) or are subject to a hold-back by the purchaser or acquirer for distribution upon the occurrence or satisfaction of any event, that portion of the proceeds shall be included in calculating Net Proceeds, but a comparable portion of the incentive bonus amount shall be withheld and released to you only as and when that portion of the Liquidity Event proceeds are released from any escrow or hold-back arrangement.